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                                                                    EXHIBIT 23.2


                        CONSENT OF KPMG PEAT MARWICK LLP



Board of Directors


Alternative Living Services, Inc.:



     We consent to incorporation by reference in the registration statement (No. 333-45443 Amendment No. 1) on Form S-3 of Alternative Living Services, Inc. of our report dated February 17, 1998, relating to the consolidated balance sheets of Alternative Living Services, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, and all related schedules, which report appears in the December 31, 1997, annual report on Form 10-K of Alternative Living Services, Inc., and to the reference to our firm under the heading "Experts" in the Prospectus.



KPMG Peat Marwick LLP

Chicago, Illinois

April 8, 1998